SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                       -----------------------


                              FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of
        The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  November 9, 2000

                          CLICKACTION INC.
         (Exact name of Registrant as specified in its charter)


DELAWARE                           000-26008                77-0195362
(State or other jurisdiction   (Commission File Number)  (I.R.S. Employer
 of incorporation or organization)                        Identification No.)



                           2197 E. Bayshore Road
                        Palo Alto, California  94303
               (Address of principal executive offices) (Zip code)


                             (650) 473-3600
            (Registrant's telephone number, including area code)


                                    N/A
        (Former name or former address, if changed since last report)

Item 5.	Other Events

On October 31, 2000, ClickAction Inc., a Delaware corporation, issued a letter to its stockholders for its half-year update. The stockholder letter has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits.

   (c)	99.1	Stockholder Letter by ClickAction Inc.



                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  CLICKACTION INC.


Date: November 9, 2000                            By: /s/ Sharon S. Chiu
                                                  -----------------------
    	                                             Sharon S. Chiu
	                                                 Chief Financial Officer

                             INDEX TO EXHIBITS

Exhibit
Number	     Description
-------     -------------------
99.1        Stockholder Letter by ClickAction Inc.

October 2000

Dear Fellow Stockholders:

I'd like to update you on the progress we made on your behalf here at ClickAction during the third quarter of 2000.

In short, Q3 was another excellent quarter. For the 11th consecutive quarter since the new management team took over in January of 1998, we met or beat consensus Wall Street expectations. Q3 2000 was also our 8th consecutive record quarter, in terms of revenues, in that time frame. Total revenues were up 32% in Q3 compared to Q2 2000 and ERM revenues were up 79% over Q2 2000. Even more importantly, we approached breakeven (losing 4 cents per share - down from a 14 cents per share loss in Q2) and were almost cash flow neutral (closing the quarter with $10.4 million in cash and cash equivalents as compared to $10.6 million in cash and cash equivalents at the end of Q2). This marks another quarter of substantial progress towards our goal of continuing to significantly increase revenues while achieving sustained profitability and cash flow positive status starting in the fourth quarter of this year. Fortunately, Q4 looks strong thus far, and our exposure to the dot.com fall-out is small.

There were a host of positive developments at ClickAction in Q3, all of which are the results of the efforts put forth by the finest senior management team with which I have ever had the privilege of working. The dedication, skill, innovation and teamwork of the ClickAction officer corps and the great team of ClickAction professionals is what makes this Company what it is. Accomplishments in Q3 included:

* We continued to strengthen key technology partnerships. In one case, we developed an XML based profile data exchange feature for BroadVision One-to-One Enterprise clients. ClickAction's XML-Automatic Data Transfer allows BroadVision users to synchronize their subscriber data with their ClickAction profile database. Pitney Bowes is the first of several mutual clients to utilize this technology.

* Our e-publishing business signed contracts with leading publications including Business Week, Forbes and Sunset Magazine, a division of Time Inc. Enabling some of the world's largest and best-respected publications to communicate in real time with their subscribers about issues of direct relevance to them is obviously an important service. The fact that ClickAction technology enables these clients to do this without printing or mailing costs - in fact with virtually no overhead costs at all - is clearly a winning business roposition.

* We launched our Professional Services Division to assist clients with the deployment of our e-marketing/e-messaging solutions across the enterprise. Led by a deeply talented team, the establishment of a strong Professional Services Division in Q3 was an important step given the impending launch of our eCRM 6.0 product in Q1.

* We also launched our Campaign Services Division to assist our clients and partners with campaign development, execution, tracking and analysis as well as marketing plan development and assessment programs. We believe that continuing to provide outstanding, comprehensive service to our base of over 225 clients is key factor in our long-term success.

* Another important development in Q3 was the launch of Elibrium, a projected $20 million revenue leader for 2000 in the provision of effective productivity software and Web-based services for small business professionals. This division, formally known as MySoftware, has grown revenues, profits and cash flow nicely over the past year. We believe that Elibrium represents a significant corporate asset that is almost completely unvalued by Wall Street at present. Furthermore, we believe that Elibrium - with its experienced management team, its strong strategic position and its exceptional industry partnerships - will continue to grow in value for our shareholders. We will continue to explore various options to help Wall Street better understand the value that is being created at Elibrium.

Speaking of Wall Street, despite the sharp downturn in the stock market over the past few months for all things Internet, we are convinced that eCRM (electronic Customer Relationship Management) represents a much more effective and dramatically less expensive method for companies to build positive and profitable relationships with their end-users. The fact is that marketers spent well over $100 billion last year trying to reach and retain customers via older, less effective and dramatically more expensive methods such as direct mail, fax and phone. That is a sizable target market for those companies, such as ClickAction, that are establishing themselves as industry leaders in the rapidly growing eCRM industry.

We also see major advertisers continuing to move ad budgets online, and we believe the failure of banner advertising, as an effective online ad medium has actually been a positive development for well-managed companies with strong email/e-messaging offerings like ClickAction. As client experience continues to demonstrate, permission-based email works. Furthermore, our new eCRM 6.0 product, which we introduced on October 17 for general release in Q1 is based on an open Java (J2EE) framework and provides a "Try-and-Buy" updated ASP and licensed Enterprise solution. This important new product should give us a material first mover advantage in this market, significantly strengthening our competitive position versus primary competitors such as Kana, E.piphany and Broadbase.

The fourth quarter is looking to be a strong quarter for us here at ClickAction. ClickAction reported rapid revenue growth during Q3 2000, jumping over 1297% since Q3 1999. This accelerating revenue growth and dwindling expenses as a percentage at revenue position us for to be profitable in the current fourth quarter. Furthermore, we feel comfortable with Wall Street revenue estimates in Q4, which range from approximately $10.3 million to $11.3 million.

While many executives say good things about their companies, in September four board members, Gary Daichendt, Howard Love and Ed Niehaus, and I independently bought over $400,000 of ClickAction common stock at per share prices that ranged between $11.50 and $13.00. This is the fifth time that I personally have purchased ClickAction shares, and I have yet to sell a single share.

While it was another good quarter for the Company, we know very well that it was a very tough quarter for our stockholders. When I took this job back in December of 1997 (with the stock around $1.00/share) we said that our only goal was to build a truly great company that provided a superior value proposition for its clients, its employees and its partners. In doing so, we were confident that we would produce excellent long-term returns for the people we work for...our stockholders. As long as I am CEO and our superb team of executives runs this Company, our complete commitment to building a truly great company - and thereby producing exceptional returns for our stockholders - will not change.

Thank you for your continued confidence in our Company. Thanks, too, to our great clients and business partners, for whom and with whom we labor daily in an effort to provide the best products, the best service and the best value available. And thanks most of all to our talented team of ClickAction professionals who make it all possible.

Onward and Upward!!!


Gregory W. Slayton
Non nobis Dominus

Forward Looking Statements

To the extent that any of the statements contained herein relating to the Company are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such uncertainties and risks include, but are not limited to, the development of new products and services, the enhancement of existing products and services, the dependence on principal customers and partners, competitive pricing pressures, product volume and mix, timing of orders received, introduction of competitive products and services having technological and/or pricing advantages, and overall dynamics of the industry and consolidation. For further information, refer to the risk factors included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, each as filed with the Securities and Exchange Commission.